NEWS RELEASE

CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3758 ext. 223

Fax: (607) 962-2844

Date: August 6, 2010

FOR IMMEDIATE RELEASE

Corning Natural Gas Completes Major Pipeline Upgrades

Corning, N.Y. (Friday, August 6, 2010) - Corning Natural Gas Corporation (OTCBB:CNIG), ("Corning") a natural gas distribution company, announced that the largest upgrade of pipeline facilities in the history of the Company has been completed. This upgrade will improve the safety and reliability of our natural gas system as well as allow Corning to provide lower cost gas to our customers.

"This project is a part of Corning's plan to continuously improve the safety and reliability of our infrastructure system," said Matt Cook, Vice President of Operations and Engineering. The work also allows the Company to deliver increased quantities of local production gas thereby reducing gas costs. The Company's strategy of bringing more local production to its customers thereby benefiting every customer on the Corning system, from large industrial users to residential customers.

This project cost $1.5 million and should allow Corning Natural Gas to transport up to 70 million cubic feet of natural gas from Marcellus Shale wells in Pennsylvania to our customers.

Forward-Looking Statements

This press release may contain statements that, to the extent they are not recitations of historical facts, constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting Corning's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.

About Corning Natural Gas

Corning Natural Gas Corporation, headquartered in Corning, New York, was incorporated in 1904. Corning is a local distribution company (LDC) that provides natural gas service to approximately 15,000 customers through over 400 miles of pipeline in the Southern Tier and Central regions of New York State.